Exhibit 4.2

SECOND SUPPLEMENT TO SERIES 2023-1 INDENTURE SUPPLEMENT

THIS SECOND SUPPLEMENT TO SERIES 2023-1 INDENTURE SUPPLEMENT dated as of September 16, 2026 (this “Second Supplement”), is entered into between ONDECK ASSET SECURITIZATION IV, LLC, a Delaware limited liability company, as issuer (the “Issuer”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (in such capacity, the “Indenture Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Issuer and the Indenture Trustee have entered into the Series 2023-1 Indenture Supplement, dated as of July 27, 2023 (the “Original Series 2023-1 Indenture Supplement”), which supplements the Base Indenture, dated as of July 27, 2023 (as amended by the First Supplement to Base Indenture, dated as of March 20, 2025, and the Second Supplement to Base Indenture, dated as of November 13, 2025, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture”);

WHEREAS, the Issuer and the Indenture Trustee have entered into the First Omnibus Supplement to Series 2023-1 Indenture Supplement, Series 2024-1 Indenture Supplement, Series 2024-2 Indenture Supplement and Series 2025-1 Indenture Supplement, dated as of November 13, 2025 (the “First Supplement”), which amended and supplemented the Original Series 2023-1 Indenture Supplement (the Original Series 2023-1 Indenture Supplement as so amended and supplemented, the “Existing Series 2023-1 Indenture Supplement” and, as further amended and supplemented by this Second Supplement, the “Series 2023-1 Indenture Supplement”; the Series 2023-1 Indenture Supplement together with the Base Indenture is referred to herein as the “Indenture”);

WHEREAS, the Issuer has determined that certain definitions and provisions of the Existing Series 2023-1 Indenture Supplement give rise to an ambiguity, and the Issuer wishes to cure such ambiguity by amending and supplementing the Existing Series 2023-1 Indenture Supplement as set forth herein pursuant to Section 8.6(a) of the Existing Series 2023-1 Indenture Supplement and in accordance with Section 12.1(d) of the Base Indenture which provides for such amendment and supplement without the consent of any Noteholder but subject to satisfaction of the Rating Agency Condition; and

WHEREAS, in accordance with Section 12.1 of the Base Indenture, the Issuer has delivered an Officer’s Certificate certifying that this Second Supplement will not adversely affect in any material respect the interests of any Noteholder.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Indenture.

ARTICLE II

AMENDMENTS
Section 2.1.
Amendments to Existing Series 2023-1 Indenture Supplement. Effective upon satisfaction of the conditions precedent set forth in Section 3.1 of this Second Supplement, the Existing Series 2023-1 Indenture Supplement is amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:
(a)
The definition of “Series 2023-1 Notes Principal Payment Amount” in Article I of the Existing Series 2023-1 Indenture Supplement is hereby amended as follows:

“Series 2023‑1 Notes Principal Payment Amount” means, for any Payment Date~~, the lesser of (I) the sum of (a) the product of (i) the average daily Series 2023‑1 Invested Percentage during the related Monthly Period and (ii) the Principal Payment Amount for such Payment Date plus, (b) in the case of the Payment Date on September 17, 2026, the amount described in clause (b)(i) of the definition of Total Available Collections Amount for such Payment Date and (II) the Series 2023‑1 Notes Invested Amount on such Payment Date; provided, however, that, if an Amortization Event with respect to the Series 2023‑1 Notes shall have occurred or been declared on or prior to such Payment Date, the Series 2023‑1 Notes Principal Payment Amount for such Payment Date will equal the lesser of (x) the portion of the Total Available Amount remaining after the distributions described in clauses (i) through (v) of Section 2.5(b) and (y) the Series 2023‑1 Notes Invested Amount on such Payment Date and; provided, further, that, if, during the Series 2023‑1 Amortization Period, the sum of (A) the Total Available Collections Amount for a Payment Date and (B) the Series 2023‑1 Reserve Account Amount on such Payment Date is greater than or equal to the sum of (x) the Interest Payment for such Payment Date, (y) all fees, expenses and indemnities payable to the Indenture Trustee, the Custodian, the Servicer, any Successor Servicer and the Backup Servicer pursuant to Section 2.5(b) on such Payment Date and (z) the Series 2023‑1 Notes Invested Amount (before any payments of principal of the Series 2023‑1 Notes on such Payment Date), the Series 2023‑1 Notes Principal Payment Amount shall equal~~on or after September 17, 2026, the Series 2023‑1 Notes Invested Amount (before any payments of principal of the Series 2023‑1 Notes on that Payment Date) on such Payment Date.

(b)
The definition of “Total Available Collections Amount” in Article I of the Existing Series 2023-1 Indenture Supplement is hereby amended as follows:

“Total Available Collections Amount” means, for any Payment Date, the sum of (a) the excess, if any, of (i) the sum of (A) the aggregate amount of Collections allocated to the Series 2023-1 Collection Account pursuant to Section 2.4(b) during the related Monthly Period, (B) the investment income on amounts on deposit in the Series 2023-1 Collection Account during such Monthly Period and (C) the investment income on amounts on deposit in the Series 2023-1 Interest and Expense Account during such Monthly Period transferred to the Series 2023-1 Collection Account on such Payment Date pursuant to Section 2.1(b) over (ii) the amount withdrawn from the Series 2023-1 Collection Account during such Monthly Period pursuant to Section 2.2(a) and Section 2.4(c), plus, (b)~~(i) in the case of the Payment Date on September 17, 2026 so long as no Amortization Event with respect to the Series 2023-1 Notes has occurred prior to such Payment Date, the lesser of (x) any amounts on deposit in the Series 2023-1 Collection Account at the close of business on the last day of August 2026 that are attributable to Collections that were allocated to the Series 2023-1 Notes prior to August 1, 2026 and (y) the amount, if any, by which the Series 2023-1 Required Asset Amount on that Payment Date, calculated without taking into account any such amounts on deposit in the Series 2023-1 Collection Account and after giving effect to the application of the amounts available in accordance with Section 2.5(b)(vi) to pay the Series 2023-1 Notes Principal Payment Amount for that Payment Date, exceeds the Series 2023-1 Asset Amount on that Payment Date, or (ii) on the first Payment Date following the occurrence of an Amortization Event with respect to the Series 2023-1 Notes~~on September 17, 2026, the amount, if any, by which the amount on deposit in the Series 2023-1 Collection Account at the close of business on the last day of the related Monthly Period was greater than the amount described in clause (a) above.

(c)
Section 2.5(b)(vi) of the Existing Series 2023-1 Indenture Supplement is hereby amended as follows:

“(vi) sixth, (A) on any Payment Date immediately succeeding a Monthly Period falling in the Series 2023-1 Revolving Period, to the Series 2023-1 Collection Account, to the extent of the Total Available Amount (as such amount has been reduced by the distributions described in clauses (i) through (v) above), an amount equal to the Series 2023-1 Asset Amount Deficiency, if any, on such Payment Date, and (B) on and after the earlier of (x) September 17, 2026 or (y) the first Payment Date following the occurrence of an Amortization Event with respect to the Series 2023-1 Notes, to the Series 2023-1 Note Distribution Account, to the extent of the Total Available Amount (as such amount has been reduced by the distributions described in clauses (i) through (v) above), an amount equal to the Series 2023-1 Notes Principal Payment Amount for such Payment Date;”

ARTICLE III

GENERAL

Section 3.1.
Conditions to Effectiveness. The amendments referenced in Section 2.1 of this Second Supplement shall be effective upon the Indenture Trustee receiving each of the following (the date on which all such conditions have been met, the “Effective Date”):
(a)
a copy of this Second Supplement, properly executed by the parties hereto;
(b)
evidence of satisfaction of the Rating Agency Condition in accordance with Section 12.1 of the Base Indenture; and
(c)
an Officer’s Certificate described in Section 12.1 of the Base Indenture.
Section 3.2.
Effect on Existing Series 2023-1 Indenture Supplement. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, on the Effective Date (i) the Existing Series 2023-1 Indenture Supplement shall be amended in accordance herewith, (ii) this Second Supplement shall form part of the Series 2023-1 Indenture Supplement for all purposes and (iii) the parties and each Noteholder shall be bound by the Base Indenture and the Series 2023-1 Indenture Supplement, as so amended and supplemented. Except as expressly set forth or contemplated in this Second Supplement, the terms and conditions of the Existing Series 2023-1 Indenture Supplement shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Existing Series 2023-1 Indenture Supplement made in accordance with the terms of the Base Indenture.
Section 3.3.
Binding Effect. This Second Supplement is a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms (except as may be limited by involuntary bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing).
Section 3.4.
Counterparts; Electronic Signatures. This Second Supplement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Supplement by facsimile transmission or electronic transmission (in pdf format or other electronic means) shall be as effective as delivery of a manually executed counterpart of this Second Supplement. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Second Supplement and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Second Supplement or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Second Supplement or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Indenture Trustee or the Transfer Agent and Registrar acts on any Executed Documentation sent by electronic transmission, neither the Indenture Trustee nor the Transfer Agent and Registrar will be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication, it being understood and agreed that the Indenture Trustee and the Transfer Agent and Registrar shall conclusively presume that Executed Documentation that purports to have been sent by an Authorized Officer of a Person has been sent by an Authorized Officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Indenture Trustee or the Transfer Agent and Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.
Section 3.5.
Governing Law. THIS SECOND SUPPLEMENT, AND ALL MATTERS ARISING FROM OR IN ANY MANNER RELATING TO THIS SECOND SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.6.
Amendments. This Second Supplement may not be modified or amended except in accordance with the terms of the Indenture.
Section 3.7.
Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 3.8.
Indenture Trustee. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Issuer and the Indenture Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Second Supplement and makes no representation with respect thereto. In entering into this Second Supplement, the Indenture Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee. The Issuer hereby directs the Indenture Trustee to execute this Second Supplement and acknowledges and agrees that the Indenture Trustee will be fully protected in relying upon the foregoing direction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Indenture Trustee that this Second Supplement has been duly and validly executed and delivered by the Issuer and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Second Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

ONDECK ASSET SECURITIZATION IV, LLC, as Issuer

By:
Name:
Title:

[Signature Page to Second Supplement to Series 2023-1 Indenture Supplement]

DEUTSCHE BANK TRUST COMPANY AMERICAS,

not in its individual capacity but solely as Indenture Trustee

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Second Supplement to Series 2023-1 Indenture Supplement]